Exhibit 4.3
NIMIN CAPITAL CORP.
2009 STOCK OPTION PLAN
Effective September 4, 2009
ARTICLE 1
GENERAL
1.1	Purpose
     The purpose of this Plan is to advance the interests of the Corporation by: (i) providing Eligible Persons with additional incentive; (ii) encouraging stock ownership by Eligible Persons; (iii) increasing the proprietary interest of Eligible Persons in the success of the Corporation; (iv) encouraging Eligible Persons to remain with the Corporation or its Affiliates; and (v) attracting new employees, officers, directors and Consultants to the Corporation or its Affiliates.
1.2	Administration
(a)	This Plan will be administered by the Board or a committee of the Board duly appointed for this purpose by the Board and consisting of not less than three (3) directors. If a committee is appointed for this purpose, all references to the term “Board” will be deemed to be references to the appointed committee.

(b)	Subject to the limitations of this Plan, the Board has the authority: (i) to grant Options to purchase Shares to Eligible Persons; (ii) to determine the terms, including the limitations, restrictions and conditions, if any, upon such grants; (iii) to interpret this Plan and to adopt, amend and rescind such administrative guidelines and other rules and Regulations relating to this Plan as it may from time to time deem advisable, subject to required prior approval by any applicable regulatory authority; and (iv) to make all other determinations and to take all other actions in connection with the implementation and administration of this Plan as it may deem necessary or advisable. The Board’s guidelines, rules, Regulations, interpretations and determinations will be conclusive and binding upon all parties.
1.3	Interpretation
     For the purposes of this Plan, the following terms have the following respective meanings unless otherwise specifically defined elsewhere in this Plan:
(a)	“Affiliate” means any corporation that is an affiliate of the Corporation as defined in the Securities Act (Alberta);

(b)	“Affiliated Entity” means, for the Corporation, a person or company that Controls or is Controlled by the same person or company that controls the Corporation;

(c)	“Associate”, where used to indicate a relationship with any person or company, is as defined in the Securities Act (Alberta);

(d)	“Board” means the Board of Directors of the Corporation or a committee thereof appointed in accordance with this Plan;

(e)	“Change of Control” means the occurrence of any one or more of the following:
(i)	a consolidation, merger, amalgamation, arrangement or other reorganization or acquisition involving the Corporation or any of its Affiliates and another corporation or other entity, as a result of which the holders of Shares prior to the completion of the transaction hold less than 50% of the outstanding shares of the successor corporation after completion of the transaction;

(ii)	the sale, lease, exchange or other disposition, in a single transaction or a series of related transactions, of assets, rights or properties of the Corporation and/or any of its Subsidiaries which have an aggregate book value greater than 30% of the book value of the assets, rights and properties of the Corporation and its Subsidiaries on a consolidated basis to any other person or entity, other than a disposition to a wholly-owned subsidiary of the Corporation in the course of a reorganization of the assets of the Corporation and its subsidiaries;

(iii)	a resolution is adopted to wind-up, dissolve or liquidate the Corporation;

(iv)	any person, entity or group of persons or entities acting jointly or in concert (an “Acquiror”) acquires or acquires control (including, without limitation, the right to vote or direct the voting) of Voting Securities of the Corporation which, when added to the Voting Securities owned of record or beneficially by the Acquiror or which the Acquiror has the right to vote or in respect of which the Acquiror has the right to direct the voting, would entitle the Acquiror and/or Associates and/or Affiliates of the Acquiror to cast or to direct the casting of 20% or more of the votes attached to all of the Corporation’s outstanding Voting Securities which may be cast to elect directors of the Corporation or the successor corporation (regardless of whether a meeting has been called to elect directors);

(v)	as a result of or in connection with: (A) a contested election of directors; or (B) a consolidation, merger, amalgamation, arrangement or other reorganization or acquisition involving the Corporation or any of its Affiliates and another corporation or other entity, the nominees named in the most recent Management Information Circular of the Corporation for election to the Board shall not constitute a majority of the Board; or

(vi)	the Board adopts a resolution to the effect that a Change of Control as defined herein has occurred or is imminent.
For the purposes of the foregoing, “Voting Securities” means Shares and any other shares entitled to vote for the election of directors of the Corporation and shall include any security, whether or not issued by the Corporation, which are not shares entitled to vote for the election of directors of the Corporation but are convertible into or exchangeable for shares which are entitled to vote for the election of directors of the Corporation including any options or rights to purchase such shares or securities;
(f)	“Control” means the ability of a person or company, directly or indirectly, to direct management and policies of another person or company, as defined in the Securities Act (Alberta);

(g)	“Code” means The United States Internal Revenue Code of 1986, as amended;

(h)	“Consultants” means individuals, including advisors, other than employees and officers and directors of the Corporation or an Affiliated Entity that are engaged to provide consulting, technical, management or other services to the Corporation or any Affiliated Entity under a written contract between the Corporation or the Affiliated Entity and the individual or a company of which the individual consultant is an employee or shareholder or a partnership of which the individual consultant is an employee or partner;
(i)	“Corporation” means NiMin Capital Corp.;

(j)	“Eligible Person” means, subject to the Regulations and to all applicable law, any employee, officer, director, or Consultant of: (i) the Corporation; or (ii) any Affiliated Entity (and includes any such person who is on a leave of absence authorized by the Board or the board of directors of any Affiliated Entity), provided, however, that with respect to Incentive Stock Options, only employees of the Corporation and its Subsidiaries are Eligible Persons;

(k)	“Holding Company” means a holding company wholly-owned and controlled by an Eligible Person;

(l)	“Incentive Stock Option” means an Option meeting the requirements and containing the limitations and restrictions set forth in section 422 of the Code;

(m)	“Insider” means: (i) an insider as defined in the Securities Act (Alberta) other than a person who is an Insider solely by virtue of being a director or senior officer of a Subsidiary of the Corporation; and (ii) an Associate of any person who is an insider by virtue of (i);

(n)	“Market Price” means the volume weighted average trading price of the Shares, calculated by dividing the total value by the total volume of Shares on the TSX, or another stock exchange where the majority of the trading volume and value of the Shares occurs, for the five (5) trading days immediately preceding the day the Option is granted;

(o)	“Non-Qualified Stock Option” means an Option which is not an Incentive Stock Option;

(p)	“Option” means a right granted to an Eligible Person to purchase Shares pursuant to the terms of this Plan and includes, Incentive Stock Options and Non-Qualified Stock Options, collectively;

(q)	“Participant” means an Eligible Person to whom or to whose RRSP or to whose Holding Company an Option has been granted;

(r)	“Plan” means the Corporation’s 2009 Stock Option Plan, as same may be amended from time to time;

(s)	“Regulations” means the regulations made pursuant to this Plan, as same may be amended from time to time;

(t)	“Retirement” in respect of a Participant means the Participant ceasing to be an employee, officer, director or Consultant of the Corporation or an Affiliated Entity after attaining a stipulated age in accordance with the Corporation’s normal retirement policy or earlier with the Corporation’s consent;

(u)	“Retirement Date” means the date that a Participant ceases to be an employee, officer, director or Consultant of the Corporation or an Affiliated Entity due to the Retirement of the Participant;

(v)	“RRSP” means a registered retirement savings plan;

(w)	“Shares” means the common shares in the capital of the Corporation;

(x)	“Subsidiary” means a corporation which is a subsidiary of the Corporation as defined under the Securities Act (Alberta);

(y)	“10% Holder” means an Eligible Person who immediately after the granting of an Incentive Stock Option owns more than 10% of the issued and outstanding Shares. For purposes of this calculation, an Eligible Person is deemed to own all Shares owned by such Eligible Person’s brothers, sisters, spouse, ancestors, and lineal descendants and the Eligible Person’s pro rata share of all Shares owned by corporations, partnerships, estates and trusts in which the Eligible Person has an interest;

(z)	“Termination” means: (i) in the case of an employee, the termination of the employment of the employee with or without cause by the Corporation or an Affiliated Entity or cessation of employment of the employee with the Corporation or an Affiliated Entity as a result of resignation or otherwise other than the Retirement of the employee; (ii) in the case of an officer or director, the removal of or failure to re-elect or re-appoint the individual as an officer or director of the Corporation or an Affiliated Entity (other than through the Retirement of an officer); and (iii) in the case of a Consultant, the termination of the services of a Consultant by the Corporation or an Affiliated Entity (other than through the Retirement of a Consultant);

(aa)	“Termination Date” means the date on which a Participant ceases to be an Eligible Person due to the Termination of the Participant;

(bb)	“Transfer” includes any sale, exchange, assignment, gift, bequest, disposition, mortgage, charge, pledge, encumbrance, grant of security interest or other arrangement by which possession, legal title or beneficial ownership passes from one person to another, or to the same person in a different capacity, whether or not voluntary and whether or not for value, and any agreement to effect any of the foregoing; and

(cc)	“TSX” means the Toronto Stock Exchange.
     Words importing the singular number include the plural and vice versa and words importing the masculine gender include the feminine.
     This Plan is to be governed by and interpreted in accordance with the laws of the Province of Alberta.
1.4	Shares Reserved under the Stock Option Plan
(a)	Subject to Section 1.4(b) hereof, the maximum number of Shares available for issuance from treasury under this Plan, subject to adjustment pursuant to Section 3.2, is limited to that number of Shares as is equal to fifteen percent (15%) of the issued and outstanding Shares from time to time. Any Shares subject to an Option which has been granted under this Plan and which Option has been cancelled or terminated in accordance with the terms of this Plan without having been exercised will again be available under this Plan.

(b)	The aggregate number of Shares reserved for issuance pursuant to Options granted to Insiders at any time under this Plan and under all of the Corporation’s other security based compensation arrangements shall not exceed 10% of the total number of Shares then outstanding. The aggregate number of Shares that may be issued upon exercise of Options to Insiders within any one (1) year period under this Plan and under all of the Corporation’s other security based compensation arrangements shall not exceed 10% of the total number of Shares then outstanding. For purposes of this Section 1.4, the number of Shares then outstanding shall mean the number of Shares outstanding on a non-diluted basis immediately prior to the proposed grant of the applicable Option.

(c)	Notwithstanding anything to the contrary in this Plan and subject to the provisions of Section 3.2 related to Capital Adjustments and sections 422 and 424 of the Code, the aggregate maximum number of Shares that may be issued pursuant to the exercise of the Incentive Stock Options shall be limited to that number of Shares as is equal to fifteen percent (15%) of the issued and outstanding Shares from time to time.

(d)	If the aggregate value (determined at the time the Incentive Stock Option is granted) with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year under this Plan and all other plans of the Corporation and its Subsidiaries exceeds US$100,000, then notwithstanding anything to the contrary in this Plan, such Incentive Stock Options shall be treated as Non-Qualified Stock Options to the extent of the excess.
ARTICLE 2
OPTION GRANTS AND TERMS OF OPTIONS
2.1	Grants
     Subject to this Plan, the Board will have the authority to determine the Eligible Persons to whom Options will be granted, the number of Shares subject to each Option, whether Options will be Incentive Stock Options or Non-Qualified Stock Options, limitations, restrictions and conditions, if any, in addition to those set out in this Plan, applicable to the exercise of an Option, including, without limitation, the nature and duration of the restrictions, if any, to be imposed upon the sale or other disposition of Shares acquired upon exercise of the Option, and the nature of the events, if any, and the duration of the period in which any Participant’s rights in respect of Shares acquired upon exercise of an Option may be forfeited, provided that no Incentive Stock Options may be granted more than ten (10) years after the earlier of: (i) the date on which this Plan is adopted by the Board; or (ii) the date on which this Plan is approved by the shareholders of the Corporation. An Eligible Person, an Eligible Person’s RRSP and an Eligible Person’s Holding Company may receive Options on more than one occasion under this Plan and may receive separate Options on any one occasion, provided that an Incentive Stock Option may only be received by an Eligible Person.
2.2	Exercise of Options
(a)	Options granted must be exercised no later than ten (10) years after the date of grant or such lesser period as the applicable grant or Regulations may require. Notwithstanding the foregoing the term of any Incentive Stock Option held by a 10% Holder shall not exceed five (5) years after the date of grant. In the event that any Option expires during, or within 48 hours after, a self imposed blackout period on trading securities of the Corporation, such expiry date will become the tenth day following the end of the blackout period.

(b)	The Board may determine when an Option will become exercisable and may determine that the Option will be exercisable in installments or pursuant to a vesting schedule.

(c)	No fractional Shares may be issued pursuant to Options granted and the Board may determine the manner in which fractional Share value will be treated.

(d)	A minimum of 100 Shares must be purchased by a Participant upon exercise of Options at any one time, except where the remainder of Shares available for purchase pursuant to Options granted to such Participant totals less than 100.
2.3	Option Price
     The Board will establish the exercise price of an Option at the time each Option is granted, provided that such exercise price per Share shall not be less than the Market Price per Share, except that if the Participant is a 10% Holder who is granted an Incentive Stock Option, then such exercise price per Share shall not be less than 110% of the Market Price per Share. In any event, if the Market Price per Share (as calculated herein) shall be determined by the Board to be less than the “fair market value” (or in the case of an Incentive Stock Option granted to a 10% Holder, less than 110% of the “fair market value”) of the Share on the date of the grant of the Option (as referred to in section 422(b)(4) of the Code), then the Board may increase the exercise price for such Option to an amount deemed to satisfy the minimum exercise price requirements described in this Section 2.3.
2.4	Grant to Participant’s RRSP or Holding Company
     Upon written notice from an Eligible Person, any Option that might otherwise be granted to that Eligible Person, may be granted, in whole or in part, to an RRSP or a Holding Company established by and for the sole benefit of the Eligible Person. An Eligible Person’s right to direct the grant of an Incentive Stock Option pursuant to this Section 2.4 shall be restricted as provided under section 422 of the Code and the regulations related thereto.
2.5	Termination, Retirement or Death
(a)	Subject to section 2.8 hereof, in the event of the Termination or Retirement of a Participant, each Option held by the Participant, the Participant’s RRSP or the Participant’s Holding Company, will cease to be exercisable within a period of 30 days after the Termination Date or Retirement Date, as the case may be, or such longer period as determined by the Board, provided that any such longer period shall not extend beyond 90 days after the Termination Date or Retirement Date with respect to any Incentive Stock Option. Such determination by the Board of a longer period may be made at any time subsequent to the date of grant of an Option, provided that no Option shall remain outstanding for any period which exceeds the expiry date of such Option. The Board may delegate authority to the Chief Executive Officer, of the Corporation to make any determination with respect to the expiry or termination date of Options held by any departing Participant, other than a departing non-management director. If any portion of an Option has not vested on the Termination Date or Retirement Date, as the case may be, the Participant, the Participant’s RRSP or the Participant’s Holding Company may not, after the Termination Date or Retirement Date, as the case may be, exercise such portion of the Option which has not vested, provided that the Board may determine at any time, including for greater certainty at any time subsequent to the date of grant of the Options, that such portion of the Option vests automatically or pursuant to a vesting schedule determined by the Board. The Board may delegate authority to the Chief Executive Officer to make any determination with respect to vesting of Options or any portion thereof held by any departing Participant. Without limitation, and for greater certainty only, this subsection (a) will apply regardless of whether the Participant was dismissed with or without cause and regardless of whether the Participant received compensation in respect of dismissal or was entitled to a period of notice of termination which would otherwise have permitted a greater portion of the Option to vest.

(b)	If a Participant dies, the legal representatives of the Participant may exercise the Options held by the Participant, the Participant’s RRSP and the Participant’s Holding Company within a period after the date of the Participant’s death as determined by the Board, provided that, such period shall not extend beyond 12 months following the death of the Participant with respect to any Incentive Stock Option held by the Participant. For greater certainty, such determination may be made at any time subsequent to the date of grant of the Options, provided that no Option shall remain outstanding beyond 12 months following the date of death or such other period as determined by the Board (subject to the previous limitation with respect to Incentive Stock Options), provided that, in any event, no Option shall remain outstanding for any period that exceeds the expiry date of such Option. The Board may determine at any time, including for greater certainty at any time subsequent to the date of grant of the Options, that such portion of the Option vests automatically or pursuant to a vesting schedule determined by the Board. The Board may delegate authority to the Chief Executive Officer to make any determination with respect to the expiry or termination date of Options or vesting of Options or any portion thereof held by any deceased Participant. If the legal representative of a Participant who has died exercises the Option of the Participant or the Participant’s RRSP or the Participant’s Holding Company in accordance with the terms of this Plan, the Corporation will have no obligation to issue the Shares until evidence satisfactory to the Corporation has been provided by the legal representative that the legal representative is entitled to act on behalf of the Participant, the Participant’s RRSP or the Participant’s Holding Company to purchase the Shares under this Plan.

2.6	Option Agreements
     Each Option must be confirmed, and will be governed, by an agreement in a form determined by the Board and signed by the Corporation and the Participant or an RRSP of which the Participant is an annuitant or the Participant’s Holding Company.
2.7	Payment of Option Price
     The exercise price of each Share purchased under an Option must be paid in full by bank draft or certified cheque at the time of exercise or in such other form of payment or terms of payment that the Board, in its sole discretion, determines is appropriate, so long as the Shares underlying the relevant Option, are outstanding as fully paid and non-assessable. Upon receipt of payment in full, but subject to the terms of this Plan, the number of Shares in respect of which an Option is exercised will be duly issued as fully paid and non-assessable. Certificates representing the number of Shares in respect of which an Option has been exercised will be issued only upon payment in full of the relevant exercise price to the Corporation.
2.8	Acceleration on Change of Control
     In the event of a Change of Control, all Options outstanding shall be immediately exercisable, notwithstanding any determination of the Board pursuant to Section 2.2 hereof, if applicable, and the expiry date of such Options shall remain the same. In any event, upon a Change of Control, Participants shall not be treated any more favourably than shareholders of the Corporation with respect to the consideration that the Participant would be entitled to receive for their Shares.
ARTICLE 3
MISCELLANEOUS
3.1   Prohibition on Transfer of Options
     Options are personal to each Eligible Person. Without the express written permission of the Corporation, no Eligible Person or RRSP or Holding Company of an Eligible Person may deal with any Options or any interest in them or Transfer any Options now or hereafter held by the Eligible Person or RRSP or Holding Company. If a Participant’s Holding Company ceases to be wholly-owned and controlled by the Participant, such Participant will be deemed to have Transferred any Options held by such Holding Company. A purported Transfer of any Options without the permission of the Corporation will not be valid and the Corporation will not issue any Shares upon the attempted exercise of improperly Transferred Options. In addition, no Incentive Stock Option may be transferred unless such Transfer is permissible under section 422 of the Code and the regulations thereunder (or any successor provisions).
3.2	Capital Adjustments
     If there is any change in the outstanding Shares by reason of a stock dividend or split, recapitalization, consolidation, combination or exchange of shares, or other fundamental corporate change, the Board will make, subject to any prior approval required of relevant stock exchanges or other applicable regulatory authorities, if any, an appropriate substitution or adjustment in: (i) the exercise price of any unexercised Options under this Plan; (ii) the number or kind of shares or other securities reserved for issuance pursuant to this Plan; and (iii) the number and kind of shares subject to unexercised Options theretofore granted under this Plan; provided, however, that no substitution or adjustment will obligate the Corporation to issue or sell fractional shares. In the event of the reorganization of the Corporation or the amalgamation or consolidation of the Corporation with another corporation, the Board may make such provision for the protection of the rights of Eligible Persons, Participants, their RRSPs and their Holding Companies as the Board in its discretion deems appropriate. The determination of the Board, as to any adjustment or as to there being no need for adjustment, will be final and binding on all parties.

3.3	Non-Exclusivity
     Nothing contained herein will prevent the Board from adopting other or additional compensation arrangements for the benefit of any Eligible Person or Participant, subject to any required regulatory or shareholder approval.
3.4	Amendment and Termination
     Except as otherwise set out below, the Board shall seek shareholder and regulatory approval for any amendments to the Plan. The Board may discontinue the Plan at any time without first obtaining shareholder approval, provided that, without the consent of a Participant, such discontinuance may not in any manner adversely affect the Participant’s rights under any Option granted under the Plan.
     The Board may, subject to receipt of requisite regulatory approval, where required, and without further shareholder approval, in its sole discretion make the following amendments or modifications to the Plan and to any outstanding Option granted pursuant to the Plan:
(a)	curing any ambiguity, error or omission in the Plan or correcting or supplementing any provision of the Plan that is inconsistent with any other provision of the Plan;

(b)	reflecting changes to applicable securities laws;

(c)	changing the termination provisions of an Option or the Plan which do not entail an extension beyond the original expiry date;

(d)	including the addition of a cashless exercise feature, payable in cash or securities, which provides for a full deduction of the number of underlying securities from the Plan reserve;

(e)	ensuring that the Options granted under the Plan will comply with any provisions respecting income tax and other laws in force in any country or jurisdiction of which a Participant may from time to time be resident or a citizen and;

(f)	amending or modifying, subject to the consent of the Participant affected thereby, any outstanding Option granted to a non Insider, in any manner to the extent that the Board would have had the authority to initially grant the Option as so modified or amended, including without limitation, to change the date or dates as of which, or the price at which, an Option becomes exercisable; provided, however, that the consent of the Participant shall not be required where the rights of the Participant are not adversely affected, and for greater certainty, no amendment to an Incentive Stock Option may be made by the Board, without the consent of the Participant, if such amendment would cause the Incentive Stock Option to no longer qualify as an Incentive Stock Option.
     Notwithstanding the foregoing, the Corporation shall obtain requisite shareholder approval in respect of amendments to the Plan to the extent such approval is required by any applicable laws or regulations.
3.5	Right to Terminate Options on Sale of Corporation
     Notwithstanding any other provision of this Plan, if the Board at any time by resolution declares it advisable to do so in connection with any proposed sale or conveyance of all or substantially all of the property and assets of the Corporation or any proposed merger, consolidation, amalgamation or offer to acquire all of the outstanding Shares (collectively, the “Proposed Transaction”), the Corporation may give written notice to all Participants advising them that, within 30 days after the date of the notice and not thereafter, each Participant must advise the Board whether the Participant desires to exercise its Options prior to the closing of the Proposed Transaction, and that upon the failure of a Participant to provide such notice within the 30-day period, all rights of the Participant will terminate, provided that the Proposed Transaction is completed within 180 days after the date of the notice. If the Proposed Transaction is not completed within the 180-day period, no right under any Option will be exercised or affected by the notice, except that the Option may not be exercised between the date of expiration of the 30-day period and the day after the expiration of the 180-day period. If a Participant gives notice that the Participant desires to exercise its Options prior to the closing of the Proposed Transaction, then all Options which the Participant elected by notice to exercise will be exercised immediately prior to the effective date of the Proposed Transaction or such earlier time as may be required to complete the Proposed Transaction.
3.6	Withholding Obligation
     Unless prohibited by the terms of an Agreement described in Section 2.6, the Corporation may, in its sole discretion, satisfy any tax withholding obligation relating to an Option by any of the following means (in addition to the Corporation’s right to withhold from any compensation paid to the Participant by the Corporation) or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding Shares from the Shares issued or otherwise issuable to the Participant in connection with the Option; or (iv) by such other method as may be set forth in the Agreement described in Section 2.6.
3.7	Compliance with Legislation
     The Board may postpone or adjust any exercise of any Option or the issue of any Shares pursuant to this Plan as the Board in its discretion may deem necessary in order to permit the Corporation to effect or maintain registration of this Plan or the Shares issuable pursuant thereto under the securities laws of any applicable jurisdiction, or to determine that the Shares and this Plan are exempt from such registration. The Corporation is not obligated by any provision of this Plan or any grant hereunder to sell or issue Shares in violation of any applicable law. In addition, if the Shares are listed on the TSX or another recognized stock exchange, the Corporation will have no obligation to issue any Shares pursuant to this Plan unless the Shares have been duly listed, upon official notice of issuance, on a stock exchange on which the Shares are listed for trading.
3.8	Rights of Participant
     No Participant entitled to exercise any Option granted under the Plan shall have any of the rights or privileges of a shareholder of the Corporation in respect of any Share issuable upon exercise of such Option until certificates representing such Shares shall have been issued.
3.9	Effective Date
     This Plan shall be effective on September 4, 2009, subject to shareholder approval which is expected to be received at the Corporation’s special meeting to be held on or about July 16, 2009.